CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

CHAMPION’S 24/7 TOLL FREE ETHICS HOTLINE: 1-800-326-0560

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

1.	OVERVIEW.

Champion Enterprises, Inc. and its subsidiaries/affiliates (together “Champion”) have recently revised their ethics and corporate guidance policies, which are contained in this Code of Business Conduct and Ethics (the “Code”). The Code is intended to comply with the requirements under the Sarbanes-Oxley Act of 2002, the Federal Sentencing Guidelines, and the New York Stock Exchange Corporate Governance Rules.

The Code is designed to (i) deter wrongdoing, (ii) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (iii) promote full, fair, accurate, timely, and understandable disclosure in Securities and Exchange Commission (the “SEC”) reports and in other public communications made by the Company; (iv) promote compliance with all laws, rules and regulations; (v) promote the prompt reporting of any violations of this Code; and (vi) promote accountability for adherence to this Code.

Please read this Code carefully and keep a copy of it available at your workplace. Please contact Champion’s General Counsel (248-340-7717) (jcollins@championhomes.net) if you have any questions about this Code or any other Champion policy or procedure. This Code is not intended to and does not create any rights in any employee, customer, supplier, shareholder or any other person or entity.

2.	DUTY TO REPORT ALL SUSPECTED VIOLATIONS.

Each Champion employee, officer and director must immediately report to Champion’s Director of Internal Audit, Champion’s General Counsel, and/or Champion’s President:

(i)	Any suspected violation of this Code by any person that has not been waived, including suspected conflicts of interest by any employee, officer or director of Champion;

(ii)	Any suspected violation of the law by Champion or its employees, officers or directors in the course of their employment or Champion’s business;

(iii)	Any suspected fraud, theft or other similar misconduct involving Champion or its employees, officers or directors;

(iv)	Any suspected Disclosure Deficiency (as defined in Section 8(b)); and

(v)	Any suspected violation of any other Champion policy or procedure.

Failure to immediately report any such conduct will itself be deemed a violation of this Code. Individuals reporting suspected violations involving themselves must follow the procedure for waivers set forth in Section 6 of this Code. Suspected violations by others must be reported as follows:

(1)	A phone call to Champion’s toll free 24/7 “ethics hotline” (1-800-326-0560) or to Champion’s Director of Internal Audit (248-340-7758) or Champion’s General Counsel (249-340-7717);

(2)	Via e-mail or letter addressed to Champion’s Director of Internal Audit (sjmichalak@championhomes.net) or Champion’s General Counsel (jcollins@championhomes.net); or

(3)	As a disclosure on Champion’s Ethics Certification or Champion’s quarterly certifications.

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

Champion shall investigate all such suspected violations. Champion shall maintain, to the extent reasonably possible and if the complainant so desires, the anonymity of the complainant and the confidentiality of the information that is reported.

3.	DUTY TO ASSIST WITH INVESTIGATIONS.

All Champion employees, officers and directors have a duty to fully assist and cooperate with Champion’s President, General Counsel, and/or Director of Internal Audit when they are:

(i)	Investigating any suspected violation of this Code; or

(ii)	Conducting surveys or audits to ensure that Champion’s compliance program and internal controls are functioning properly.

Any such investigation should not in any way suggest that the employee, officer or director has been accused or is suspected of having engaged in any wrongdoing.

4.	PROHIBITION AGAINST RETALIATION.

Champion encourages its employees, officers and directors to report improper activities. This Code strictly forbids any retaliation or adverse personnel action against any employee, officer or director who in good faith provides information or otherwise assists in an investigation regarding any conduct that the employee, officer or director reasonably believes constitutes a violation of the law, this Code or any published Champion policy.

5.	PENALTIES FOR ANY VIOLATION OF THIS CODE.

Champion will take strict disciplinary action for any violation of this Code or any violation of Champion’s other policies and procedures. Disciplinary action will be determined by Champion in its sole discretion, and shall include any action Champion deems appropriate up to and including termination of employment. Violations of this Code and violations of any of Champion’s other policies or procedures cannot be cured by any subsequent action by the violating party, but Champion may consider such action when determining the appropriate disciplinary action.

6.	WAIVERS MUST BE OBTAINED IN ADVANCE.

Employees, officers and directors of Champion must obtain a waiver (a “Waiver”) before undertaking any activity otherwise prohibited by this Code. All Waivers must be obtained in advance and in writing. All Waivers requested by Champion’s executive officers or directors must be signed by Champion’s Board of Directors or a Committee of the Board of Directors. All Waivers requested by Champion’s other officers or employees must be signed by Champion’s President or Champion’s General Counsel. No other person is authorized to waive, approve or otherwise allow the continued existence of any conflict of interest or other violation of this Code. To obtain a Waiver, the requesting employee, officer or director seeking the Waiver must:

(i)	Submit to Champion’s President or Champion’s General Counsel a written description of the requested Waiver, including the names of all the parties involved and a brief summary of the facts. This request must be made prior to the occurrence of any violation of this Code.

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

(ii)	Champion’s President or Champion’s General Counsel will then review the written description and determine, in their sole discretion, whether or not a written Waiver will be issued. Waivers requested by executive officers or members of Champion’s Board of Directors may only be made by Champion’s Board of Directors or a committee of the Board of Directors. Any such Waivers relating to an executive officer or member of Champion’s Board of Directors must be promptly disclosed to the shareholders of Champion.

A Waiver of any conflict of interest or other violation of this Code shall only be effective when the person seeking the waiver receives a written Waiver back from Champion’s General Counsel or Champion’s President. If a request for a Waiver is denied, the employee, officer, or director that requested the Waiver shall be responsible for preventing the matter described in the waiver request.

If any employee, officer or director undertakes any activity prohibited by this Code before receiving a Waiver, that shall be a violation of this Code. The employee, officer, or director involved must immediately submit a request for a Waiver pursuant to this Section, including a statement that the prohibited activity has already occurred. The penalty for the violation shall be determined by the Company in its sole discretion pursuant to Section 5 of the Code.

7.	HONEST, FAIR AND ETHICAL CONDUCT IS REQUIRED.

Champion requires that all of its employees, officers and directors engage in and promote honest and ethical conduct. This includes the ethical handling of any actual or apparent conflicts of interest between personal or professional relationships or when handling any other issues involving this Code. Each employee, officer and director of Champion should endeavor to deal fairly with Champion’s customers, suppliers, competitors and employees.

8.	FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURES.

A.	General Rule. Champion’s policy is that each of the reports it files with the SEC and the stock exchanges, and each of the other public communications made by Champion must contain full, fair, accurate, timely and understandable disclosure. Champion’s employees, officers and directors are all responsible for implementing this policy. This can be done by maintaining accurate records and reporting any deficiencies in Champion’s reporting process to Champion’s General Counsel or Champion’s Corporate Controller. No false, misleading or artificial entries may be made on or provided for entry on Champion’s books and records. No funds or assets may be maintained by Champion for any illegal or improper purposes.

B.	Definition of Disclosure Deficiencies. For purposes hereof, the following shall be deemed a deficiency in Champion’s disclosure procedures (a “Disclosure Deficiency”):

(1)	Submitting financial statements from a division to Champion’s corporate office or from Champion to the SEC that:

(i)	Are not prepared in accordance with GAAP;

(ii)	Are not prepared in accordance with Champion’s current accounting policies and procedures; or

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

(iii)	Do not fairly or accurately present the financial condition or results of operations of the applicable division or of Champion as a whole.

(2)	Failure to fully disclose any lawsuits, governmental investigations, material demand letters, claims, complaints, investigations or other potential material legal, regulatory or loss contingencies to Champion’s corporate Legal Department and/or Champion’s Controller’s Department.

(3)	Failure to disclose any event of fraud, theft or material misrepresentation to Champion’s Legal Department and/or Champion’s Controller’s Department.

(4)	Any material inadequacies that exist in Champion’s internal accounting or disclosure controls or adverse changes in any internal accounting or disclosure controls at any Champion division or at Champion’s corporate office.

C.	Duty to Report Disclosure Deficiencies. Any Champion employee, officer, or director that in any way causes or fails to report a Disclosure Deficiency shall be in violation of this Code. All Champion employees, officers and directors must immediately report to Champion’s General Counsel, Champion’s Director of Internal Audit, or Champion’s Corporate Controller any suspected Disclosure Deficiency. Failure to report any suspected Disclosure Deficiency shall itself be deemed a violation of the Code. For more information on reporting suspected violations, see Sections 2 and 6 above.

9.	PROHIBITION AGAINST CONFLICTS OF INTEREST.

A.	General Rule. All conflicts of interest must be waived in advance and in writing as set forth in Section 6 above. It shall be a violation of this Code for any Champion employee, officer or director to have an unwaived conflict of interest. It shall be a “conflict of interest” for any Champion employee, officer or director to enter into any transaction which might:

(i)	Be adverse to the interests of Champion;

(ii)	Produce conflicting loyalties or interests;

(iii)	Interfere with effective competition and job performance;

(iv)	Usurp a business opportunity of Champion;

(v)	Involve the acquisition of property or other interests that may be affected by an action of Champion; or

(vi)	Present the appearance of any conflict of interest, or cast doubt on one’s ability to act objectively and in Champion’s interest.

It shall also be a violation of this Code for any Champion employee, officer or director to take or use any Champion property, cash or other assets for his or her own use or otherwise commit an act of theft, fraud or deception against Champion.

B.	Some Specific Examples. Some examples of conflict of interest situations include the following (these examples are illustrative, not exhaustive):

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

(1)	Involvement with Suppliers, Contractors, Customers or Dealers. It is a conflict of interest if an employee, officer, or director of Champion (or one of their immediate family members) is employed by or has a financial interest in a supplier, contractor, customer, or dealer of Champion. It is a conflict of interest if an employee, officer, or director of Champion (or one of their immediate family members) is employed by or has a financial interest in any other entity that could be affected by or profit from the business of Champion. It also is a conflict of interest for any employee, officer or director of Champion (or one of their immediate family members) to buy, sell or lease any goods, property or services to or from Champion or any of its affiliates.

(2)	Outside Interests or Businesses. It is a conflict of interest if an employee, officer or director of Champion has any outside interest or business that, when combining one’s job responsibilities at Champion, is likely to be perceived by other people (rightly or wrongly) as influencing one’s actions as an employee, officer or director of Champion.

(3)	Involvement with Competitors. Employees, officers and directors of Champion shall not be employed by, affiliated with, or have any ownership or investment interest in any company or entity that competes with Champion (except for shares of publicly-traded companies).

(4)	Gifts and Entertainment. It is a conflict of interest for any Champion employee, officer or director to receive gifts, payments, services, loans, trips, entertainment or other favors from Champion suppliers, contractors, customers or dealers, other than the following:

(i)	Reasonable business entertainment in the course of Champion’s business;

(ii)	Business gifts of an advertising nature that do not exceed $100 in value; and

(iii)	Incentive trips provided by suppliers, provided that any such trip has been approve in advance by Champion’s CEO, CFO, or President of Retail Operations.

Champion employees, officers and directors may not accept money, non-customary gifts, or services of value from any supplier as a result of that supplier’s business interests with Champion.

(5)	Taking Champion’s Business Opportunity. It is a conflict of interest to conduct an employee’s own private business during Champion time or at Champion’s expense. Employees, officers and directors of Champion shall not use Champion’s information, business opportunities, documents or facilities for their own benefit or for the benefit of any third party. For example, it is a conflict of interest to use information or business opportunities developed through Champion business activities for one’s personal benefit.

(6)	Acquiring or Owning Property Affected by Champion Action. Employees, officers and directors of Champion and their immediate family members shall not acquire property or interests whose value is likely to be affected by any action of Champion. This is especially true if the value is affected by a decision or recommendation by that employee, officer or director. It is a conflict of interest to

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acquire property or assets being recommended for acquisition by Champion, to acquire property to be sold in conjunction with Champion’s business, or to sell any property to Champion or any Champion customer.

C.	Waiver Required Before a Conflict of Interest Arises. Champion’s employees, officers and directors must avoid conflicts of interest if at all possible. Before any potential conflict situation arises, employees, officers and directors of Champion must obtain a Waiver pursuant to the procedure set forth in Section 6 above. It shall be a violation of this Code for any employee, officer or director of Champion to allow a conflict of interest to arise before receiving a Waiver.

10.	FULL COMPLIANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

A.	Violations of the Law Prohibited. It is a violation of this Code for any Champion employee, officer or director to violate any law, rule, regulation or other government requirement. No Champion employee, officer or director has the authority to take any such action. Although the federal, state and local laws, rules and regulations that apply to Champion’s businesses are numerous and often complex, each Champion employee, officer and director is responsible for complying with the laws, rules and regulations that affect their portion of Champion’s business.

B.	Certain Laws and Regulations that Affect Champion’s Business. Below is a brief description of some laws and regulations that affect Champion’s business. This list is not intended to include all the laws and regulations that affect Champion’s business. Each Champion employee, officer and director is responsible for compliance with all the laws that affect their business regardless of whether they are listed below. If you need additional information about any of the laws, rules or regulations that affect your business, please refer to Section 14 below.

(1)	Securities Law Requirements.

(a)	Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act of 2002 included some of the most dramatic change to federal securities laws since the 1930’s. The Sarbanes-Oxley Act radically redesigned the regulation of public company corporate governance and reporting obligations. It also significantly tightened accountability standards for directors and officers, auditors, securities analysts and legal counsel. Many Champion employees, officers and directors of Champion have been affected by this new legislation. If you are uncertain whether this new legislation affects your position, please contact Champion’s General Counsel.

(b)	Inside Information. Some Champion employees, officers and directors may have access to “material information”. “Material information” is information that could affect the value of Champion stock or influence a reasonable person’s decision to buy or sell that stock. Since Champion is a publicly held company, the New York Stock Exchange and the Securities and Exchange Commission regulate when material information must be disclosed to the investing public. Until that material information is publicly disclosed, it is considered “inside” information and must be kept confidential.

(c)	Prohibitions on Insider Trading. Champion’s employees, officers and directors must not buy or sell Champion securities if they are aware of

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

any material inside information. In addition, Champion’s employees, officers and directors must not disclose any material inside information to any third party, including relatives, friends, co-workers, or stockbrokers, until the information has been released to the public. Federal securities laws are designed to protect the investing public by prohibiting anyone with access to material inside information from exploiting this advantage. Penalties for people who violate these laws are severe. These penalties include criminal fines, imprisonment, and the payment of civil damages and penalties of up to three times the amount of profits made or losses avoided. In addition, Champion may be penalized for violations by its employees, officers and directors.

(d)	Applies to All Employees, Officers and Directors. These rules apply to anyone who has direct or indirect access to material inside information. Such people include Champion’s officers, directors, managers, employees, and even secretaries who may type confidential memoranda or technical personnel who work on new projects.

(e)	Guidelines for Handling Inside Information. Inside information may be shared only with those people inside Champion whose jobs require them to have that information. Do not disclose sensitive or non-public information to anyone outside Champion. Champion has standard procedures for releasing material information, and no disclosure shall be made without following those procedures. You may not buy or sell Champion stock or other Champion securities (or direct someone else to buy or sell those securities) when you have knowledge of material inside information that is not public. You may not trade in another company’s stock or other securities if you believe their value will be affected by Champion’s plans or activities. Any unauthorized disclosure of “inside” information is a violation of this Code. Any trading in Champion stock while you are in possession of any material inside information is a violation of this Code.

(2)	Antitrust and Trade Regulation. Our federal government and many states have enacted antitrust and trade regulation laws. These laws are designed to preserve free and open competition in the market place. Champion strongly endorses this goal. All Champion employees, officers and directors must at all times conduct their operations in strict compliance with all applicable antitrust and competition laws.

(a)	Severe Penalties. The penalties and sanctions for antitrust violations are extremely severe, including lengthy prison terms, huge multi-million dollar fines, and treble damages.

(b)	Key Areas of Concern. Keep a close watch for these situations:

(i)	Relations with Competitors. Our greatest danger for violations of the antitrust laws rest in our contacts with competitors. The laws make illegal any agreement or understanding, expressed or implied, written or oral, which unreasonably restricts competition or interferes with the ability of the free market system to function properly. In the eyes of the law, good intentions do not justify or excuse violations. A formal agreement with a competitor need not exist to prove a conspiracy; a general discussion followed by

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

common action often is enough to show an implied agreement. In an investigation, every communication, written or oral, telephone or e-mail, is subject to extreme scrutiny. Communications with competitors must be avoided unless they concern a true customer-supplier relationship, other legitimate business ventures, or permitted trade association activities. You must not engage in any communications with competitors that could result, or even appear to result in, any of the following: price-fixing, bid rigging, allocation or division of customers or markets, boycotts, or limitations on production.

(ii)	Relations with Customers such as Dealers. Another significant danger area for our business arises out of our relationships with customers and dealers. Generally speaking, we have an unrestricted right to choose our customers and dealers, but there are antitrust limitations. The biggest danger is an allegation that we have improperly restricted a dealer’s freedom to establish its own prices or terms of sale. Under the antitrust laws, a manufactured housing dealer or other independent Champion customer must be free to set its own prices and terms. Further, we must avoid discussions with dealers who complain to us about the prices charged by other Champion dealers, or about whether Champion should deal with another dealer. In addition, antitrust laws prohibit selling the same product to different reseller customers at different prices, terms or conditions of sale if the result would be harmful to one of the customers and to competition (while there are some exceptions to these laws, such as charging differing prices to meet a competitor’s lower price, these exceptions are technical and you should consult with Champion’s General Counsel). From time-to-time, Champion makes available to our dealers certain types of discount and promotional programs applicable to the purchase of our products, and these must be carefully structured and administered to comply with the antitrust laws. Champion employees, officers and directors are advised to seek legal review and approval of new or different discount arrangements by Champion’s General Counsel.

(c)	For More Information. This portion of the Code is by no means a complete description of the application of the antitrust laws to Champion’s activities. For further more detailed written information, please refer to the Champion Antitrust Compliance Manual (Tab 3), which is available from Champion’s General Counsel.

(3)	HUD, Warranty, Invoicing Regulations. One of Champion’s primary business segments is the manufacture and wholesale of various types of manufactured housing. This business is a highly regulated industry. There are special manufactured housing laws and regulations that all of our employees, officers and directors should be aware of, including:

(a)	HUD Regulation of Manufactured Housing. The design and construction of most manufactured housing is subject to direct, detailed regulation by the U.S. Department of Housing and Urban Development (HUD) and certain entities working under HUD. These HUD guidelines include: (i)

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

detailed provisions governing the components, assembly and performance of manufactured homes; and (ii) procedural requirements addressing what must be done if a manufactured home, or groups of homes, may be found not to comply with the HUD code. If you ever have any question about the HUD requirements, please inform your supervisor promptly or contact Champion’s General Counsel.

(b)	Warranty Law. It is Champion’s policy to protect our retail customers by providing written warranties covering Champion’s manufactured housing products. There are special federal and state laws and regulations that regulate in detail the contents of Champion’s warranties. The written warranties prepared and distributed by the corporate office comply with these laws. It is essential that: (i) the provisions of our printed warranties are not to be modified or supplemented in the field, and (ii) Champion employees and officers are not authorized to give warranties other than our printed consumer warranties.

(c)	Invoicing Requirements. There are a number of mandatory and voluntary requirements for completing the invoices for our homes, including (i) required certifications for US government guaranteed loans under certain Federal Housing Administration (“FHA”) or the Veterans Administration (“VA”) programs, and (ii) the certification requirements that Champion has voluntarily adopted under the Truth in Invoicing Practices Statement (“TIPS”). The penalties for violating these standards can include fines and/or criminal sanctions. Champion has created a detailed Invoicing Compliance Manual covering these requirements, and questions should be brought to Champion’s General Counsel.

(d)	Laws and Regulations Affecting Dealer Relationships. As a general business and legal premise, Champion’s selection of our dealers, as well as the discontinuance of dealer relationships, is determined by our best business and competitive judgment. Of course, Champion management is expected to comply with the terms and conditions of any relevant written dealer agreements. In addition, there are laws and regulations in some states that can also affect dealer selection, location of dealerships, dealer terminations, and other dealer related matters, and these laws vary widely from state-to-state. It is the specific obligation of the management at each Champion plant, working closely with Champion’s General Counsel, to thoroughly and carefully identify and comply with the specific state requirements, if any, which apply to the dealer relationships.

(4)	Employment/Labor Law (EEOC, Sexual Harassment, Unions). Champion has created the Employment and Labor Law Compliance Manual, which details some of the labor and employment law issues that may arise during our business. These issues include the following:

(a)	Equal Employment. It is Champion’s policy to provide equal employment opportunities to and prohibit discrimination against all employees and job applicants without regard to race, color, age, religion, sex, national origin, marital status, height, weight, or handicaps unrelated to the individual’s ability to perform essential job functions. Equal employment opportunities include hiring, promotion, compensation, terms, conditions and privileges of employment.

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(b)	Sexual Harassment. The law and Champion’s company policy strictly forbid sexual harassment of any Champion employee, officer or director in any form. Prohibited actions include unwelcome sexual advances, requests for sexual favors, or unwelcome and/or offensive verbal or physical conduct of a sexual nature that creates an intimidating, hostile or offensive work environment or that unreasonably interferes with an employee’s, officer’s or director’s work performance. Champion has a Sexual Harassment Policy (a copy of which is included in Champion’s Employee Handbook and is available upon request) which must be strictly followed by all Champion employees, officers and directors and which will be strictly enforced by Champion. All employees, officers and directors shall immediately report any suspected sexual harassment to either their direct supervisor, Champion’s General Counsel or Champion’s VP of Human Resources.

(c)	Other Employment Laws. It is imperative that all Champion employees, officers and directors comply with the Federal Civil Rights laws, The Americans With Disabilities Act, The Age Discrimination in Employment Act, The Family and Medical Leave Act, the Immigration Reform and Control Act, the wage and hour laws, and all other federal and state statutes which govern Champion facilities.

(d)	Unions and Union Organizing Efforts. Champion does not feel that unions are necessary in any of its plants or facilities. Outside representation or union membership is not needed so long as we as a company address the needs of our employees through the recognition of the importance of the individual. Please note, however, that the federal law that governs union activities, The Labor Management Relations Act of 1947, and the other important and pertinent labor statutes are quite intricate and involved with regard to what is or is not permissible.

(5)	Retail Sales and Finance Laws and Regulations. There are legal and regulatory requirements that relate to manufactured housing retailers and lenders that vary from state to state, but generally include the following:

(a)	Consumer Protection Laws. The Federal Trade Commission (FTC) vigorously enforces the federal FTC Act, which generally prohibits “unfair and deceptive” practices that are harmful to a consumer. In addition, most of the states have enacted their own consumer protection laws broadly prohibiting acts or practices likely to be adverse to retail consumers. While these state laws vary widely, they prohibit such things as: (i) false or deceptive advertising; (ii) fictitious or misleading pricing practices; (iii) bait and switch techniques; (iv) deceptive promotional practices; (v) false or deceptive product comparisons; and (vi) other consumer protection subjects. Penalties for violating these laws can include class action lawsuits, criminal proceedings, and in some situations punitive or exemplary damages. Champion’s employees and officers are required to be knowledgeable about the consumer protection laws applicable to their operations, and to comply fully with the provisions of those laws.

(b)	Consumer Finance Laws. There are a number of special federal and state laws that regulate consumer financing, including transactions involving the retail finance of manufactured homes. The primary federal

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laws include the Truth-in-Lending Act, the Fair Credit Reporting Act, and the Fair Credit Billing Act. While the state laws vary widely, in most states they cover: (i) the details of installment sales transactions; (ii) the form and contents of retail finance and sales contracts; (iii) interest rates and usury; (iv) creation and perfection of lender security interests; and (v) the disclosure of important terms and conditions to consumers. Employees and officers involved in retail consumer finance transactions must make certain that all their actions, practices, financing arrangements, and business documents comply fully with all applicable federal and state laws and regulations.

(c)	Accuracy In Consumer Lending and Insurance Activities. Champion’s retailers and lenders do business with a number of third-party sources that provide financing and insurance to manufactured housing consumers. These lenders and insurers have detailed forms, procedures, and requirements relating to credit applications, consumer disclosures, and the granting of consumer credit. All lender procedures and requirements must be carefully followed, and all consumer credit related forms, contracts, and disclosure documents must be thoroughly and accurately completed. Any violation of the lender or insurer procedures and requirements, or any false, misleading, inaccurate, or incomplete information which becomes a part of a retail home financing or insurance transaction directly violates this Code and is strictly prohibited. Any such violations are serious infractions and can lead to dismissal or other appropriate disciplinary action.

(d)	Compliance With RESPA. In addition, all retailers and lenders involved in land-home sales must be aware of and comply with the Real Estate Settlement Procedures Act (“RESPA”). RESPA regulates residential real estate purchases (“land/home” deals), and includes requirements that (i) the customer receive certain specified information relating to settlement costs, and (ii) no referral fees or “kickbacks” of any kind are allowed. In addition, some federal courts have held that yield spread premiums or “overages” may not be paid for RESPA loans. It is a federal felony to pay or receive an impermissible referral fee or “kickback” in a RESPA transaction.

(e)	State Regulation of Retail Sales of Manufactured Homes. There are also state laws and regulations in some states regulating the retail sale and financing of manufactured housing products. These laws and regulations govern: (i) the licensing and bonding of retail sales locations and salespeople; (ii) written warranties and warranty service; and (iii) the installation and set-up of manufactured homes. Champion’s employees and officers are expected to know and follow the legal requirements applicable to their operations.

(6)	Environmental Protection, Health and Safety. State and Federal laws that regulate public health, safety and the environment are complex and numerous. They impact many aspects of Champion’s manufacturing, retailing, development and related operations. The courts have uniformly held that any company, as well as its employees and officers, operating in an area affected by environmental laws is presumed to be aware of the requirements of those laws.

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(a)	Champion’s Policy: Full Compliance with All Laws. Champion is committed to the protection of public health, safety, natural resources, and the environment in all aspects of its operations. It is Champion’s policy to (i) comply fully and faithfully with all environmental laws in the conduct of its business operations, and (ii) incorporate sound health and environmental practices into all of our business decisions.

(b)	Severe Penalties for Violations. Most state and federal environmental laws provide for severe civil and even criminal penalties on companies and their officers and employees for failure to comply with those laws. To assure that all employees and officers whose responsibilities are affected by environmental laws are knowledgeable of the requirements of those laws, Champion provides compliance materials for its affected employees and officers.

(c)	Some Significant Environmental Programs. Champion has created an Environmental Protection, Health and Safety Compliance Manual that discusses in greater detail some of the environmental programs and regulations that affect Champion’s business. Those programs and regulations require extreme care and careful legal consultation by any Champion employees or officers involved in the acquisition, disposition or management of property on Champion’s behalf. Any questions or concerns regarding Champion’s environmental policies and the related laws and regulations should be directed to Champion’s General Counsel.

C.	Duty to Report Violations of the Law. Each Champion employee, officer and director must report to Champion’s Director of Internal Audit, Champion’s General Counsel, or Champion’s President any suspected violation of the law by Champion or its employees, officers or directors in the course of their employment or Champion’s business. Failure to report any such conduct will itself be deemed a violation of this Code. For more information on reporting suspected violations, see Section 2.

11.	PROHIBITION AGAINST EXCEEDING YOUR AUTHORITY.

It is a violation of this Code for any Champion employee, officer or director to exceed their authority for any transaction. All Champion employees, officers and directors have limits on the size of transactions they can authorize. Before any Champion employee, officer or director enters into any transaction that is out of the ordinary scope of that person’s business, the employee, officer or director must consult with their supervisor or Champion’s General Counsel to determine whether they have the authority to conduct the transaction. Transactions out of the ordinary course include asset sales, capital purchases, guarantees, and other large monetary obligations. Champion’s Delegation of Authority Schedule lists the authority of certain officers and employees to engage in non-ordinary transactions. It is a violation of this Code for any employee, officer or director of Champion to enter into any transaction beyond their authority without proper approval from a person authorized to enter into such a transaction.

12.	FULL COMPLIANCE WITH SPECIFIC CHAMPION POLICIES.

A.	Accounting Policies. Champion’s CFO and/or Controller may from time to time establish formal or informal accounting policies and procedures. These policies and procedures are designed and implemented to ensure Champion’s compliance with generally accepted accounting principals (“GAAP”) or to establish Champion policy for internal

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purposes. All Champion manufacturing general managers, manufacturing controllers, transportation presidents, transportation controllers, retail regional presidents, and retail controllers are required to know each of the Champion accounting policies and procedures that apply to their business unit. All other Champion employees, officers and directors are required to know each of the Champion accounting policies and procedures that apply to their employment responsibilities. It shall be a violation of this Code for any Champion employee, officer or director to:

(1)	Knowingly or unknowingly violate any Champion accounting policy or procedure;

(2)	Certify any financial statement prepared in violation of any Champion accounting policy or procedure;

(3)	Attempt to evade or sidestep a Champion accounting policy or procedure in such a manner that the purpose or spirit of the accounting policy or procedure is defeated; or

(4)	Fail to report any suspected violation of any Champion accounting policy or procedure by any person.

B.	Substance Abuse Policy. Drug and alcohol abuse may result in injury to the user, and may also result in higher costs to Champion in terms of absenteeism, theft, loss of productivity, health care, workers compensation costs and accidents. The use, sale, possession, or being under the influence of illegal drugs or alcohol on the job or on Champion property is strictly prohibited. The abuse or improper use of prescription or over-the-counter drugs is also prohibited. In addition, the use of drugs or alcohol in a manner that adversely affects a person’s job performance is also prohibited. Champion may require pre-employment drug tests prior to hiring any individual. Champion may also require drug tests during employment at Champion’s sole discretion in response to work related incidents. Employees, officers or directors who violate these prohibitions or refuse a requested drug test shall be in violation of this Code and subject to disciplinary action up to and including termination of employment.

C.	Software Piracy and Illegal Duplication Policy. The unauthorized duplication of copyrighted software violates the law and is also a violation of this Code. Champion disapproves of such copying and recognizes the following principals:

(1)	Champion will provide legally acquired software to meet the legitimate software needs of our businesses, as determined by Champion in its sole discretion.

(2)	Champion and its employees, officers and directors will comply with all license and purchase terms regulating the use of any software.

(3)	Champion and its employees, officers and directors will enforce strong internal controls to prevent the making or using of unauthorized software copies. Those controls include effective measures to verify compliance with these standards and appropriate disciplinary measures for violation of these standards.

(4)	Champion and its employees, officers and directors will neither engage in nor tolerate the making or using of unlicensed or unauthorized copies of software under any circumstances.

Champion’s employees, officers and directors are required to report any suspected violations of these principals to Champion’s General Counsel or Champion’s President.

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D.	Document Retention Program. All employees, officers and directors of Champion must be aware of and comply with our Document Retention Program governing documents and records generated and used in our business.

(1)	Champion’s Policy. It is Champion’s policy that documents and records be retained only during the period of their immediate use, unless longer retention is required by law or for internal or historical reference reasons that are important to our company. Champion has created a Records Retention Schedule that details how long certain documents and records must be retained. The Records Retention Program is managed by Champion’s General Counsel, who may direct the disposal of unneeded documents.

(2)	Exception: Legal Proceeding Documents. Any and all documents or records relating to any lawsuit involving our company, any governmental investigation or action, or any other legal proceeding involving Champion shall not be destroyed without the specific prior approval of Champion’s General Counsel. Violation of this policy would be a serious corporate infraction and could lead to serious civil and criminal sanctions and/or penalties against Champion and the person destroying documents.

E.	Public Affairs and Governmental Regulations.

(1)	Political Participation and Contributions. Political contributions must not be made with company funds and cannot be reimbursed by Champion. Political contributions in federal elections by corporations are unlawful, and in state and local elections they are carefully regulated by law. No political contributions shall be made unless you have consulted with Champion’s General Counsel.

(2)	Relations with Governmental Officials. Champion’s relationships with governmental officials at all levels shall be conducted in strict conformity with all applicable laws and regulations and in a manner which could not subject Champion and/or the officials to criticism or embarrassment. No gifts of substantial value or lavish entertainment shall be offered or furnished to any governmental official or employee. Champion management must approve reasonable entertainment and courtesies in advance. If any Champion employee, officer or director becomes aware of any proposed laws or regulations that may be important to Champion, they must immediately advise Champion’s management team.

(3)	Government Procurement. Employees, officers and directors involved in government procurement activity, whether involving manufactured housing or any other product or component, are expected to be familiar with and comply with the laws and regulations covering those activities. Any questions about those laws and regulations should directed to Champion’s General Counsel.

F.	Responding to Government Inquiries or Investigations. If you receive a written or oral inquiry or investigative request from a federal or state agency, Champion’s policy is as follows:

(1)	Any written request of any kind must be immediately directed to Champion’s General Counsel for determination of the appropriate response;

(2)	In the event of a telephone request for information, Champion employees, officers and directors must explain that it is our policy to request a written confirmation of

CHAMPION CODE OF BUSINESS CONDUCT AND ETHICS

any oral request, and that the written confirmation will receive a prompt response. Immediately inform Champion’s General Counsel of any such conversation); and

(3)	In the event of a personal visit by a governmental representative, Champion’s employees, officers and directors are to explain that it is our policy to ask for a letter requesting an interview and explaining its purpose and to have counsel present at any interview.

If any difficulty with this procedure is encountered, the employee, officer or director must immediately seek guidance from Champion’s General Counsel. Notwithstanding the foregoing, employees and officers in Champion’s corporate tax department may respond directly to requests from the IRS or other taxing authorities. Champion and its employees, officers and directors have the right to the advice of counsel before responding to any governmental inquiry or investigation. Each of Champion’s employees, officers and directors must consult with Champion’s General Counsel before taking any action in response to any governmental investigation of any kind.

G.	Human Resources Administrative Guidelines. Champion’s Human Resources Administrative Guidelines summarize Champion’s policies concerning various human resources matters, including employee hiring and termination, records retention, employee benefits, vendor discount programs, and computer/internet policies. Each of the policies contained in the Human Resources Administration Guidelines, as amended from time to time, shall be adhered to as if the policy was contained in this Code. Any violation of any policy contained in the Human Resources Administration Guidelines shall be deemed a violation of this Code. If you have any questions about the Human Resources Administration Guidelines, please contact Champion’s VP of Human Resources (248-340-7705).

H.	Other Company Policies. In addition, Champion may from time to time adopt and distribute new or updated company policies concerning a wide variety of topics, including those listed above. Any such policies shall be adhered to as if the policy was contained in this Code. Any violation of those policies shall be deemed a violation of this Code.

13.	DUTY TO PROTECT CHAMPION’S PROPERTY RIGHTS.

A.	Intellectual Property Rights. Champion has developed or acquired certain intellectual property rights including patents, trademarks, trade names, copyrighted written materials, plans, drawings, and other confidential business materials. These are the exclusive property of Champion and no Champion employee, officer or director is authorized to use these intellectual property rights for his or her own personal use, nor grant, license, or otherwise make available any of these rights to anyone outside of Champion without prior written approval of Champion’s General Counsel. Champion employees, officers and directors are expected to promptly report to management any possible infringement or unauthorized use by anyone of Champion’s trademarks, trade names or other intellectual property rights. Before any trade names, trademarks, or logos are used in connection with Champion’s products, you must consult with Champion’s General Counsel so that the appropriate searches, filings and other legal procedures can be completed.

B.	Confidential Business Information. Company records and documents must always be treated as confidential. Items such as computer programs, software, codes, financial information, pricing information, marketing data and plans, acquisition plans, other business plans, and design and engineering information, are proprietary and strictly

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internal to Champion. Such proprietary information must not be disclosed outside the company or used for any purpose other than for Champion’s business.

C.	Safeguarding Company Assets. Supplies, equipment, computers, software, tools, materials and inventory purchased with company funds belong to Champion and are to be used solely for company purposes. Employees, officers and directors must never take Champion property for personal use or gain, nor shall company property be given away, sold or traded without proper authorization. Champion’s policy is to minimize losses from theft and to encourage proper authorities to prosecute individuals involved in theft. All thefts must immediately be reported to your supervisor and Champion’s General Counsel. Expense accounts, reimbursement records, time cards and other such records must be accurate, timely, and honestly reflect actual transactions.

14.	REQUESTS FOR ADDITIONAL INFORMATION.

Please contact Champion’s General Counsel (248-340-7717) (jcollins@championhomes.net) if you have any questions about this Code, if you question whether any particular activity violates this Code, or if you would like any further information about the subjects covered in this Code. Although the federal, state and local laws, rules and regulations are numerous and often complex, Champion’s employees, officers and directors are responsible for complying with every law, rule or regulation that affects Champion’s business. In addition to this basic Code, which all employees, officers and directors must learn and follow, Champion also provides more detailed Legal Compliance Manuals. Subjects covered by these manuals include: (i) Labor and Employment Law; (ii) Antitrust and Trade Regulation; (iii) Invoicing; (iv) Environmental Protection, Health and Safety; (v) Document Retention; and (vi) Sentencing. If you would like a copy of any of these materials, please ask your supervisor or Champion’s General Counsel.

Amended and Restated: June 16, 2004